Exhibit 99.1

                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601

Champions Oncology Reports Quarterly Revenue of $14.0 Million
Annual Revenue of $50.2 Million

Hackensack, NJ – July 18, 2024 – Champions Oncology, Inc. (Nasdaq: CSBR), a leader in the development of advanced preclinical oncology solutions, today announced its financial results for the fiscal year and fourth quarter ended April 30, 2024.

Fourth Quarter Financial Highlights:
•Fourth quarter revenue increased 7% to $14 million
•Adjusted EBITDA fourth quarter income of $884,000
•Fourth quarter gross margin on pharmacology services of 49%

Fiscal Year 2024 Financial Highlights:
•Annual revenue of $50.2 million, a decrease of 7% year-over-year
•Fiscal Year 2024 adjusted EBITDA loss of $3.9 million
•Fiscal Year 2024 gross margin on pharmacology services of 42%

Ronnie Morris, CEO of Champions, commented, “As we discussed over the year, we’d be facing hurdles during fiscal 2024 due to the challenging funding environment in the biotech sector and a range of spending patterns from our larger pharmaceutical companies, leading to a slowdown in sales growth and an increase in cancellations. As we head into our fiscal 2025, the overall market sector is showing some signs of recovery and we feel we’ve turned a corner as we close out the year.” Morris added, “With regards to our wholly owned subsidiary, Corellia, AI, we remain actively engaged with investors in an effort to raise capital while also carefully managing its expenses and the impact to our bottom-line results.”

David Miller, CFO of Champions added, “In response to the challenges encountered over the course of the year, we’ve strategically implemented cost cutting measures and operational efficiencies to improve our bottom line. We began to see results from these efforts in the fourth quarter with adjusted EBITDA income of $884,000 and we believe we’re back on track to delivering profitable results on a consistent basis into fiscal 2025 and beyond.”

Fourth Quarter Financial Results

Total revenue for the fourth quarter of fiscal 2024 was $14.0 million, an increase of 7%, compared to $13.1 million for the same period last year. The increase in revenue was primarily due to the operational improvements implemented over the year positively effecting our revenue conversion. Total costs and operating expenses for the fourth quarter of fiscal 2024 were $14.2 million compared to $15.6 million for the fourth quarter of fiscal 2023, a decrease of $1.4 million or 9%.

Exhibit 99.1
For the fourth quarter of fiscal 2024, Champions reported a loss from operations of $190,000, which includes $263,000 in stock-based compensation, $457,000 in depreciation and amortization, and a $354,000 loss on the disposal of lab equipment, compared to a loss from operations of $2.5 million, inclusive of $209,000 in stock-based compensation, $583,000 in depreciation and amortization, and an $807,000 asset impairment charge in the fourth quarter of fiscal 2023. Excluding stock-based compensation, depreciation and amortization expenses, and the disposal of equipment loss, Champions reported adjusted EBITDA income for the quarter of $884,000, compared to an adjusted EBITDA loss of $922,000 in the prior year period.

Cost of oncology solutions was $7.3 million for the three months ended April 30, 2024, a slight decrease of $87,000, or 1% compared to $7.3 million for the three months ended April 30, 2023. For the three months ended April 30, 2024, gross margin was 48% compared to 44% for the three months ended April 30, 2023. The margin expansion resulted from the improved revenue conversion while maintaining a generally stable cost structure.
Research and development expense was $2.0 million for the three months ended April 30, 2024, a decrease of $804,000, or 28%, compared to $2.9 million in the prior year. The decrease was primarily due to a decrease in compensation and lab supply expenses as we carefully monitored our R&D spend in both our core business and target discovery program. Sales and marketing expense for the three months ended April 30, 2024 was $1.8 million, a slight decrease of $73,000, or 4%, compared to $1.8 million for the three months ended April 30, 2023. The decrease was the result of a decrease in compensation expense offset by an increase in marketing opportunities. General and administrative expense was $2.8 million for the three months ended April 30, 2024 compared to $2.7 million for the three months ended April 30, 2023, an increase of $16,000, or 1%.

Net cash used in operating activities for the quarter was approximately $1.8 resulting primarily from an operating loss and changes in our working capital accounts in the ordinary course of business including, but not limited to, an increase in accounts receivable and a decline in deferred revenue. There were no investing activities for the quarter. Net cash used in financing activities for the quarter was $37,000 for the payment of financing leases. The Company ended the quarter with a cash position of $2.6 million and no debt.

Year-to-Date Financial Results

Total revenue for fiscal year 2024 was $50.2 million, a decrease of 7%, compared to $53.9 million for fiscal year 2023. The decline in revenue was primarily from customer cancellations in fiscal year 2023 resulting in lower study revenue during fiscal year 2024. Total operating expenses decreased 3% to $57.5 million for fiscal year 2024, as compared to $59.1 million for the prior year.

For the twelve months ended April 30, 2024, Champions reported a net loss from operations of $7.4 million, inclusive of $1.1 million in stock-based compensation expense, $1.9 million in depreciation and amortization expenses, and a $435,000 loss on the disposal of lab equipment, compared to a net loss from operations of 5.3 million, inclusive of $864,000 in stock-based compensation expense, $2.2 million in depreciation and amortization expenses, and an asset impairment charge of $807,000 for the prior year. Excluding stock-based compensation, depreciation and amortization, and an equipment disposal loss, Champions reported an adjusted EBITDA loss of $3.9 million for fiscal year 2024 compared to an adjusted EBITDA loss of $1.3 million in the prior year.

Cost of oncology solutions was $29.4 million for the twelve months ended April 30, 2024, a decrease of $131,000 or 0.4%, compared to $29.5 million, for the twelve months ended April 30,

Exhibit 99.1
2023. Gross margin was 41% for the twelve months ended April 30, 2024 compared to 45% for the twelve months ended April 30, 2023. The lower margin resulted from a decline in revenue against a generally unchanged cost base. Due to some operational inefficiencies, the variable cost component of cost of sales did not decline meaningfully despite the lower study volume.

Research and development expense was $9.5 million for fiscal year 2024, a decrease of $2.0 million, or 17%, compared to $11.5 million for the prior year. The decrease was primarily due to the implementation of cost savings strategies. Sales and marketing expense for fiscal year 2024 was $7.1 million, an increase of $62,000, or 1%, compared to $7.0 million for fiscal year 2023. The increase was primarily due to marketing initiatives, including increased conference attendance. General and administrative expense was $11.1 million for fiscal year 2024, an increase of $827,000, or 8%, compared to $10.2 million for fiscal year 2023. General and administrative expense was primarily comprised of compensation, insurance, professional fees, IT, and depreciation and amortization expenses. The increase in general and administrative expense was primarily due to an increase in compensation related expenses and non-cash depreciation and amortization offset by a decrease in IT expenses.

Net cash used in operations was $6.1 million for fiscal year 2024. Cash used in operations was primarily the result of our net loss. Net cash used in investing activities was $836,000 primarily from investment in additional lab equipment. Net cash used in financing activities was $527,000 resulting from repurchases of our common stock and financing lease payments offset by proceeds from option exercises. The Company has paused its stock repurchase program.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its fourth quarter financial results. To participate in the call, please call 888-506-0062 (domestic) or 973-528-0011 (international) ten minutes ahead of the call and enter the access code 135832. A replay of the call will be available by dialing 877-481-4010 (Domestic) or 919-882-2331 (International) and entering passcode: 50895, or by accessing the investors section of the company's website within 72 hours.

Full details of the Company’s financial results will be available on, or before, Monday July 22, 2024 and no later than Monday July 29, 2024 in the Company’s Form 10-K at https://www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP to non-GAAP Net Income (loss) (Unaudited) for an explanation of the amounts excluded to arrive at non-GAAP net income (loss) and related non-GAAP net income (loss) per share amounts for the three and twelve months ended April 30, 2024 and 2023. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income (loss) and non-GAAP income (loss) per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive income (loss) per share amounts as non-GAAP net income (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net income (loss) and non-GAAP diluted income (loss) per share may differ from similarly named measures used by others.

Exhibit 99.1
About Champions Oncology, Inc.

Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative highest-quality data through proprietary in vivo and ex vivo platforms. Through its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical and clinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2024 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2024	2023	2024	2023
Net loss - GAAP	$(109)	$(2,561)	$(7,276)	$(5,335)
Less:
Stock-based compensation	$263	$209	$1,118	$864
Net income (loss) - non-GAAP	$154	$(2,352)	$(6,158)	$(4,471)

Reconciliation of GAAP EPS to Non-GAAP EPS - Basic (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2024	2023	2024	2023
EPS – GAAP, basic	$(0.01)	$(0.19)	$(0.54)	$(0.39)
Less:
Effect of stock-based compensation on EPS	$0.02	$0.02	$0.08	$0.06
EPS - non-GAAP, basic	$0.01	$(0.17)	$(0.46)	$(0.33)

Reconciliation of GAAP EPS to Non-GAAP EPS -Diluted (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2024	2023	2024	2023
EPS – GAAP, diluted	$(0.01)	$(0.19)	$(0.54)	$0.02
Less:
Effect of stock-based compensation on EPS	$0.02	$0.02	$0.08	$0.06
EPS - non-GAAP, diluted	$0.01	$(0.17)	$(0.46)	$0.07

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2024	2023	2024	2023
Oncology services revenue	$14,001	$13,071	$50,155	$53,870

Costs and operating expenses:
Cost of oncology services	7,250	7,337	29,401	29,532
Research and development	2,049	2,853	9,544	11,545
Sales and marketing	1,776	1,849	7,064	7,002
General and administrative	2,762	2,746	11,067	10,240
Loss on disposal of equipment	354	—	435	—
Asset Impairment	—	807	—	807
Loss from operations	$(190)	$(2,521)	$(7,356)	$(5,256)
Other income (expense), net	(1)	(20)	48	(11)
Net loss before provision (benefit) for income taxes	$(191)	$(2,541)	$(7,308)	$(5,267)
Provision (benefit) for income taxes	(82)	20	(32)	68
Net loss	$(109)	$(2,561)	$(7,276)	$(5,335)

Net loss per common share outstanding
basic and diluted	$(0.01)	$(0.19)	$(0.54)	$(0.39)

Weighted average common shares outstanding
basic and diluted	13,593,758	13,557,023	13,547,604	13,541,559

Condensed Consolidated Balance Sheets as of

	April 30, 2024	April 30, 2023
Cash	$2,618	$10,118
Accounts receivable	9,526	8,011
Prepaid expenses and other current assets	1,495	1,328
Total current assets	13,639	19,457

Property and equipment, net	$5,721	$7,186
Operating lease right-of-use assets, net	6,252	7,318
Other long term assets	185	15
Goodwill	335	335
Total assets	$26,132	$34,311

Accounts payable	5,800	5,334
Accrued liabilities	2,160	2,270
Current portion of operating lease liabilities	1,337	1,208
Other current liability	150	145
Deferred revenue	12,094	12,776
Total current liabilities	21,541	21,733

Non-current portion operating lease liabilities	6,093	7,391
Other non-current liabilities	401	551
Stockholders’ (deficit) equity	(1,903)	4,636
Total liabilities and stockholders’ (deficit) equity	$26,132	$34,311

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended April 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(7,276)	$(5,335)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock-based compensation expense	1,118	864
Depreciation and amortization expense	1,867	2,246
Operating lease right of use assets	1,066	952
Net loss on disposal of equipment	435	—
Allowance for doubtful accounts and estimated credit losses	476	195
Asset impairment	—	807
Changes in operating assets and liabilities	(3,823)	4,243
Net cash (used in) provided by operating activities	(6,137)	3,972

Cash flows from investing activities:
Purchases of property and equipment	(836)	(2,872)
Net cash used in investing activities	(836)	(2,872)

Cash flows from financing activities:
Finance lease payments	(146)	—
Repurchases of common stock	(634)	(74)
Proceeds from exercise of options	253	85
Net cash (used in) provided by financing activities	(527)	11

(Decrease) increase in cash	(7,500)	1,111
Cash, beginning of period	10,118	9,007
Cash, end of period	$2,618	$10,118